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                                   Exhibit 3.3

                         APEX WEALTH ENTERPRISES LIMITED

              (the "Company" Incorporated in British Virgin Island)

MEMORANDUM in writing of the Directors of the Company passed pursuant to the Articles of Association of the Company
         _______________________________________________________________


         INCREASE OF SHARE CAPITAL

It was resolved that the authorized share capital of the Company be increased to USD1,000,000 divided into 100,000,000 shares of USD0.01 par value.



         APPLICATION FOR AND ALLOTMENT OF SHARES

The following application for shares in the Company was submitted:-

   Applicant                                             No. of shares

   First Asia International Holdings Limited            *9,000,000*

Resolved that the application be approved and that the shares be issued to First Asia International Holdings Limited accordingly.

Resolved further that the common seal of the Company be affixed to the share certificate be issued and that details be entered in the Register of Members.


         Dated this 12th May, 2003

         Signed by:

         /s/ Li Sze Tang                      /s/ Wong Lap Woon
         ___________________                  _____________________
         Li Sze Tang                                   Wong Lap Woon